Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2012, relating to the financial statements and financial statement schedule of Dick’s Sporting Goods, Inc. and subsidiaries, and the effectiveness of Dick’s Sporting Goods, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. and subsidiaries for the year ended January 28, 2012.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

June 14, 2012